Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Acquisition of Eureka Environmental

Hampton, VA, July 11, 2011 – Measurement Specialties, Inc. (NASDAQ: MEAS) (the “Company”), a global designer and manufacturer of sensors and sensor-based systems, announced the acquisition of Eureka Environmental, a manufacturer of multi-parameter instruments for in-situ analyses of natural waters worldwide.  The transaction closed July 8, 2011.

Frank Guidone, Company CEO commented, “Since completing the acquisition of Pressure Systems, Inc., we have been looking for add-ons that would expand our product offering and reach within the $100 million environmental water-monitoring business.  Eureka, while small, has an extremely competitive design that challenges the top players in the global market.  With our manufacturing and sales resources, we can build share rapidly in a market driven by demand on the world’s fragile water supplies.”

The Company paid $2.25 million in cash to acquire the assets of Eureka, and the shareholders have the opportunity to earn an additional $2.0 million or more if certain earnings thresholds are achieved.  The Company expects the transaction to add approximately $2 million in annual net sales.

Stuart Garner, Eureka CEO commented, “We started Eureka nearly 10 years ago to build water-quality instruments that advance the science and challenge the market incumbents.  Our instruments’ reliability and ease of use have positioned us well, but we lack proper scale.  MEAS has the resources to supercharge our growth, and the philosophy to become a significant player in the water-resources markets.  We are excited to be part of the MEAS family and look forward to achieving strong growth.”

About Measurement Specialties:  Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics.  MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Company Contact:  Mark Thomson, CFO, (757) 766-4224

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com